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January 8, 1997


U.S. Office Products Company
1440 New York Avenue, NW
Suite 310
Washington, D.C. 20005

Re: Issuance of Shares Pursuant to Registration Statement on Form S-3
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Dear Gentlemen:

We have acted as counsel to U.S. Office Products Company, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offering by the Company and certain selling stockholders (the "Selling Stockholders") of an aggregate of 10,000,000 shares (the "Shares") of the Company's Common Stock, $.001 par value per share. Any Shares sold by the Selling Stockholders will be sold pursuant to an underwriting agreement entered into by and among the Company, the Selling Stockholders and the Underwriters. Except as otherwise defined herein, capitalized terms are used herein as defined in the Registration Statement.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. For purposes of this opinion, we have assumed that (i) the issuance of the Shares will have been duly authorized, (ii) the Shares will have been reserved for issuance and certificates evidencing the same will have been duly executed and delivered against receipt of the consideration, approved by the Board of Directors of the Company or an authorized committee thereof, which will be not less than the par value thereof and (iii) the Shares will be issued in compliance with applicable federal and state securities laws.

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U.S. office Products Company
January 8, 1997
Page 2


Based upon the foregoing, we are of the opinion that the Shares, when and to the extent issued and sold by the Company and the Selling Stockholders and purchased by the Underwriters in the manner contemplated in the Registration Statement, will be (or in the case of the Selling Stockholders, are) legally issued, fully paid and non-assessable. This opinion is limited to the laws of the District of Columbia, the Delaware General Corporation Law and the federal securities laws, and no opinion is expressed herein as to any matters governed by the laws of any other jurisdictions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP